UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.            )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STAAR Surgical Company

(Name of Registrant as Specified In Its Charter)

Broadwood Partners, L.P.

Broadwood Capital, Inc.

Neal C. Bradsher

Richard T. LeBuhn

Natalie R. Capasso

Raymond A. Myers

Jason J. Martin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On October 20, 2025, Broadwood Partners, L.P., collectively with its affiliates, issued a press release, a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference, and updated its website, www.LetSTAARShine.com, a copy of which is attached hereto as Exhibit 2 and incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of STAAR Surgical Company (the “Company”) in connection with the special meeting of stockholders scheduled for October 23, 2025 (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s stockholders for the Special Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE U.S. SECURTIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING AND additional information relating to the Participants and their direct or indirect interests, by security holdings or otherwise. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on September 26, 2025 and is available here.

Exhibit 1

Broadwood Partners Highlights Growing Opposition to STAAR Surgical’s Proposed Sale to Alcon

Leading Proxy Advisory Firms ISS, Glass Lewis, and Egan-Jones, as well as Long-Term Shareholders Echo Broadwood’s Concerns over Deeply Deficient Sale Process, Timing, and Price

Shareholders Representing More than 34% of STAAR’s Outstanding Common Shares Have Publicly Opposed the Transaction

Broadwood Urges All Shareholders to Vote “AGAINST” the Proposed Acquisition

NEW YORK--(BUSINESS WIRE)--Broadwood Partners, L.P. and its affiliates (“Broadwood” or “we”) today commented on the increasing public opposition to the proposed acquisition of STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ: STAA) by Alcon Inc. (“Alcon”) (NYSE: ALC). Broadwood continues to urge its fellow shareholders to vote on the GREEN Proxy Card “AGAINST” the transaction at a virtual Special Meeting of Stockholders to be held on October 23, 2025, at 8:30 a.m. (Pacific Time).

Neal C. Bradsher, Broadwood Founder and President, stated:

“It is clear the sale process that led to this proposed transaction was deeply flawed and conflicted from the beginning. This proposed transaction comes at the wrong time, following the wrong process, and at the wrong price. All three major shareholder advisory firms agree, in a rare example of unanimity among these independent experts. So too do numerous shareholders. We continue to urge our fellow shareholders to vote ‘AGAINST’ the proposed transaction on the GREEN Proxy Card.”

To date, shareholders representing more than 34% of STAAR’s outstanding common shares – including Yunqi Capital, Defender Capital, CalSTRS, former STAAR CEO David Bailey, and former STAAR executive Pascal Aeschlimann – have communicated publicly that they oppose and intend to vote against the proposed acquisition of STAAR by Alcon.

Below is some commentary by these independent third-party shareholders and proxy advisory firms.

The Wrong Time

●	“With recent positive projections and outlook released by management, we see no compelling reason to sell STAAR at this time.” (Defender Capital, October 7, 2025)[1]

Exhibit 1-1

●	“STAAR’s own words confirm the issue that caused Alcon to reduce its offer: management’s poor execution, not any change in market opportunity or the underlying technology. Indeed, STAAR’s forecasts—revealed in the proxy—show sales doubling by 2030.” (Aeschlimann and Bailey, September 23, 2025)

●	“… [T]he transaction was announced immediately prior to disclosure of Q2 financial results, which were better than expected. Not only does this timing invite further suspicion, but the company has changed the manner in which it presents certain challenges, and it has become increasingly pessimistic despite developments since announcement that have been more positive than negative.” (ISS, October 15, 2025)

●	“Shareholders deserve better. We believe the Company is significantly underestimating the strength of its business – particularly with respect to its performance and outlook in its largest market, China. … The China market is recovering, STAAR has the trusted products and established sales channels to capitalize on this large and growing opportunity, and Alcon’s bid for STAAR is clearly opportunistic.” (Yunqi Capital, October 6, 2025)

●	“… STAAR is financially stable and, by its own accounting, anticipates a material and relatively near-term return to growth across several fundamental metrics. Our own review thus puts us in a difficult position to suggest unaffiliated investors have been afforded sufficiently compelling quantitative cause to cede exposure to that upside in exchange for a one-time cash-out.” (Glass Lewis, October 7, 2025)

●	“We believe this offer is opportunistic, having been negotiated in the aftermath of excess inventory challenges in China that disproportionately impacted the Company’s near-term financial performance rather than its long-term growth potential. This became evident following the Company’s Q2 earnings announcement after the August 5th merger disclosure, which indicated that the inventory challenges in China were beginning to ease. … These contradictory statements within such a short time frame raise serious questions about the transparency and consistency of management, as well as the timing and intent behind the merger negotiations.” (Egan-Jones, October 10, 2025)

The Wrong Process

●	“… [W]e believe available disclosure introduces a litany of concerns around procedural depth and efficacy, with the board skirting a true market check, giving short shrift to at least two inbound expressions of interest (transparency around another approach in April 2025 remains meager, seemingly even within the STAAR boardroom) and leaning on a ‘window shop’ process with little practical likelihood of producing a competing offer for the Company.” (Glass Lewis, October 7, 2025)

●	“A Board focused on maximizing long-term shareholder value might be expected … to seek improved terms from Alcon—or to invite competing proposals that reflect STAAR’s strategic scarcity, potential synergies, and credible independent worth. To settle for less clearly leaves substantial value unavailable to shareholders and represents a significant gift to Alcon if the deal is approved.” (Aeschlimann and Bailey, September 23, 2025)

Exhibit 1-2

●	“… [T]here are valid reasons for shareholders to question whether the wider board was fully informed of potential interest. These considerations are particularly troubling, as the board chair had a preexisting business relationship with the acquirer that concluded less than a year before the deal was announced. These facts alone could prompt a shareholder to consider rejecting the offer.” (ISS, October 15, 2025)

●	“According to STAAR’s SEC filings, the Company’s named executive officers, stand to make an estimated $55 million in compensation from the proposed merger with Alcon. This includes approximately $24 million for CEO Stephen Farrell, a staggering amount for just a few months of leadership since his appointment earlier this year. We believe these payouts reveal a significant conflict of interest, providing blinding financial incentives for Mr. Farrell to push for a sale, both to the Board and shareholders, at a price far below the Company’s intrinsic value, while bypassing a more robust and transparent process.” (Yunqi Capital, October 6, 2025)

●	“[We] believe the merger was executed hastily, limiting the Board’s ability to conduct thorough due diligence. In our view, this rushed approach compromised the evaluation of strategic alternatives and overlooked opportunities that may have been better aligned with the Company’s long-term interests and shareholder value. The board did not actively reach out to any parties besides Alcon during this process.” (Egan-Jones, October 10, 2025)

The Wrong Price

●	“… [O]n a forward-looking basis, the deal appears to track below sector buyout trends and toward an evident near-term trough in STAAR’s historical valuation, neither of which suggests the current offer should be considered decisively attractive.” (Glass Lewis, October 7, 2025)

●	“STAAR’s own projections, shared with Alcon during merger discussions, anticipate growth from $260M in 2025 to nearly $500M by 2030. At this growth level, valuation multiples of 25x–40x would apply, implying values between $28 and $44 per share—before any strategic premium … Alcon’s own M&A record suggests that premiums of 50–70% could reasonably be applied, lifting the valuation range into the $50+ zone—possibly as high as $60 in a competitive process.” (Aeschlimann and Bailey, September 23, 2025)

●	“[W]e believe the current offer price disregards the groundbreaking potential of STAAR’s ICL technology, which boasts an unparalleled growth trajectory. Furthermore, the current offer discounts the tireless efforts of industry professionals who have poured their expertise into elevating STAAR’s ICL technology to its current stature and value-creating potential.” (Yunqi Capital, October 6, 2025)

●	“… [I]t is important to recognize that the company is working through the issues that led to its share price collapse … [T]he results of these efforts have seemingly been more positive than negative since announcement of the transaction. Thus, it would not be unreasonable for shareholders that believe in the company’s turnaround prospects to place more emphasis on the company’s historical trading range as an anchor for value.” (ISS, October 15, 2025)

●	“[W]e believe the price of $28 per share significantly undervalues STAAR. Firstly, the $28 per share merger consideration is discounted from the two previous offers from Alcon, the first of which was $58/share in April 2024 and the second was $55/share + $7 contingent value in October 2024. Secondly, a discounted cash flow analysis undertaken by Broadwood, using the revised management projections … and a WACC of 8.1% ... yields an equity value range of $22 to $49.66. If the initial management projections (supplied to Alcon) are used, the result is an equity value reference range of $25.34 to $56.94.” (Egan-Jones, October 10, 2025)

Broadwood encourages its fellow shareholders to review the full statements of these investors, which are available as resources at www.LetSTAARShine.com, along with Broadwood’s presentation, proxy materials, and press releases. Broadwood continues to urges its fellow shareholders to vote “AGAINST” the proposed transaction on the GREEN Proxy Card.

[1]	Permission to use quote neither sought nor obtained. Emphasis added.

Exhibit 1-3

About Broadwood

Broadwood Partners, L.P. is managed by Broadwood Capital, Inc. Broadwood Capital is a private investment firm based in New York City. Neal C. Bradsher is the President of Broadwood Capital.

Certain Information Concerning the Participants

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of STAAR in connection with the special meeting of shareholders scheduled for October 23, 2025 (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s shareholders for the Special Meeting. SHAREHOLDERS OF STAAR ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of STAAR’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on September 26, 2025 and is available here.

Contacts

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contacts

Scott Deveau / Jeremy Jacobs

August Strategic Communications

Broadwood@AugustCo.com

(323) 892-5562

Exhibit 1-4

Exhibit 2

Let STAAR Shine

HOME REASONS TO VOTE AGAINST RESOURCES PRESS/MEDIA HOW TO VOTE CONTACT

PRESS/MEDIA

Media

October 16, 2025

Investing.com, October 16th – ISS recommendation may toll the bell for STAAR–Alcon deal, validates Broadwood

October 9, 2025

Investing.com, October 9th – Glass Lewis recommends against STAAR–Alcon merger, bolstering Broadwood's campaign

October 8, 2025

Bloomberg Opinion, October 8th – AI Insurance Is Expensive: P(doom), STAAR Surgical projections, Bitcoin life insurance and YouTube self-help

September 25, 2025

CTFN, September 25 – Former CEO outlines case for shareholders to reject deal at current price

September 11, 2025

Investing.com, September 11 – Exclusive: Shareholder revolt threatens Alcon's takeover of STAAR Surgical

September 2, 2025

Reuters, September 2 – STAAR shareholder Broadwood says it opposes Alcon's proposed takeover

September 2, 2025

MassDevice, September 2 – Alcon faces opposition from Staar Surgical's largest shareholder in planned acquisition

September 2, 2025

Medical Device Network, September 2 – STAAR Surgical's largest shareholder opposes Alcon takeover

Press

October 20, 2025

October 17, 2025

Broadwood Partners Issues Letter to STAAR Surgical's Board Urging it to Allow Timely Shareholder Vote on Alcon Sale

October 15, 2025

Broadwood Partners: All Three Leading Proxy Advisory Firms Recommend STAAR Surgical Shareholders Vote "AGAINST" Sale to Alcon

October 14, 2025

Broadwood Partners Comments on STAAR Surgical's Late and Troubling Disclosure in Deeply Flawed Sale Process to Alcon

October 10, 2025

Broadwood Partners Issues Letter to STAAR Surgical's Board Questioning Its Diligence in Rush to Reaffirm Support for Alcon Sale

October 8, 2025

Broadwood Partners: Leading Advisory Firm Glass Lewis Urges STAAR Shareholders to Vote "AGAINST" Sale to Alcon

October 8, 2025

Broadwood Partners Questions Integrity of STAAR Surgical's Last-Minute Forecast Change and Fairness Opinion in Sale to Alcon

October 6, 2025

Broadwood Partners Issues Letter to STAAR Surgical's Board Questioning Its Judgment in Proposed Sale to Alcon

October 4, 2025

Broadwood Partners Publishes Presentation Detailing Opposition to STAAR Surgical's Sale to Alcon

September 24, 2025

September 24 – Broadwood Partners Files Definitive Proxy Statement Soliciting STAAR Surgical Stockholders to Vote "AGAINST" Proposed Acquisition by Alcon

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MEDIA

August Strategic Communications
Scott Deveau / Jeremy Jacobs
(323) 805-8919
Broadwood@augustco.com

INVESTOR CONTACT

Saratoga Proxy Consulting, LLC
John Ferguson / Joseph Mills
(888) 368-0379 or (212) 257-1311
jferguson@saratogaproxy.com
jmills@saratogaproxy.com